Exhibit 23.1
CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-228098) and on Form S-3 (No. 333-276065) of Arcosa, Inc. of our report dated September 25, 2024, relating to the consolidated financial statements of Stavola Holding Corporation and Subsidiaries and Affiliates as of September 30, 2023 and for the year then ended which appears in this Amendment No. 1 to Current Report on Form 8-K.

/s/ CBIZ CPAs P.C. 1

West Conshohocken, Pennsylvania
December 16, 2024

1 In certain jurisdictions, CBIZ CPAs P.C. is licensed and operates under its previous name, Mayer Hoffman McCann P.C.